Exhibit 99.1

         Orion HealthCorp Names Robert P. Pinkas to Board of Directors

     ATLANTA--(BUSINESS WIRE)--July 3, 2007--Orion HealthCorp, Inc. (AMEX: ONH) today announced that Robert P. Pinkas has been appointed to its Board of Directors. Mr. Pinkas fills a vacancy left by the departure on June 28, 2007, of Michael J. Finn, who resigned due to increasing responsibilities as chairman and chief executive officer of the asset management firm he heads.

     Mr. Pinkas is the founding partner of Brantley Partners, a private equity organization with offices in Ohio and California. Brantley and its affiliates have approximately $400 million of committed capital under management. Previously, Mr. Pinkas led a venture development and investment firm and was the founding director/investor in many high-growth businesses in both technology and service industries. He also worked at McKinsey & Co. as a turnaround consultant and strategist for industrial firms and as an attorney at Simpson Thacher & Bartlett, a Wall Street law firm with an emphasis on corporate finance. Mr. Pinkas holds A.B. and A.M. degrees from Harvard University and a J.D. from the University of Pennsylvania.

     Terrence L. Bauer, chief executive officer of Orion HealthCorp, said, "We are grateful to Mike Finn for his guidance and advice as a Board member over the past three years and wish him the best in his future endeavors. We are pleased and fortunate to have Bob Pinkas join our Board. Because of his strong financial background and business experience, we believe he will be an excellent addition to our Board and will contribute measurably to its work. We look forward to his participation as a director and to his counsel about the future direction for Orion HealthCorp."

     Orion's mission is to provide superior billing, collections, practice, business and financial management services for physicians, resulting in optimal profitability for its clients and increased enterprise value for its stakeholders. For more information on Orion HealthCorp, Inc., visit the Company's website at www.orionhealthcorp.com.

     Certain statements in this press release constitute "forward-looking statements" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the "Acts"). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements, including all statements regarding improving financial metrics and future growth.

     The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of Orion HealthCorp, Inc. and the other companies described herein. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts. Any number of factors could affect future operations and results, including without limitation, changes in federal or state healthcare laws and regulations and third party payer requirements, changes in costs of supplies, the loss of major customers, increases in labor and employee benefit costs, increases in interest rates on the Company's indebtedness as well as general market conditions, competition and pricing, and the Company's ability to successfully implement its business strategies and integrate acquisitions, including the expense and impact of any potential acquisitions and the ability to obtain necessary approvals and financing. Orion HealthCorp, Inc. undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.


     CONTACT: Orion HealthCorp., Inc.
              Terrence L. Bauer, Chief Executive Officer, 678-832-1800 or
              Stephen H. Murdock, Chief Financial Officer, 678-832-1800